Exhibit 99.1

FOR IMMEDIATE RELEASE:

DATE: Aug. 19, 2014

Investor Relations

CONTACT: Quynh McGuire

PHONE: 724-539-6559

Corporate Relations - Media

CONTACT: Lorrie Paul Crum

PHONE: 724-539-6792

KENNAMETAL CEO CARDOSO TO RETIRE IN DECEMBER

BOARD OF DIRECTORS COMMENCES SEARCH AS PART OF SEAMLESS TRANSITION

LATROBE, Pa., (Aug. 19, 2014) – Kennametal Inc. (NYSE: KMT) today announced that Chairman, President and CEO Carlos Cardoso has decided to retire from the company effective on December 31, 2014. This will be a seamless leadership transition as the company’s board of directors commences its search for Cardoso’s successor, which members expect to complete before the end of the year. The search process will consider both internal and external candidates.

Cardoso has served as Kennametal president and CEO since January 2006, and was elected chairman two years later. He joined the company in April 2003 as president of its Metalworking Solutions and Services Group and subsequently was appointed executive vice president and chief operating officer.

“Carlos Cardoso has served well as a strong leader through an important time in the company’s history,” said Kennametal Lead Director William R. Newlin, chairman of Newlin Investment LLC. “We appreciate the efforts Carlos has made on behalf of the company and look forward to working together with him to achieve a smooth transition in leadership.”

“I’ve often said to our employees and publicly that seven to ten years is the optimum time period for a chief executive to manage most effectively. With this in mind, I’ve worked regularly with the board on management succession,” said Cardoso. “Everyone at Kennametal has worked very hard in recent years to establish a good long-range plan, solid strategies, and we now have a complete and effective management team in place. With that in mind, this has emerged as the best time to engage in a smooth leadership transition.”

Named one of America’s “Best Chief Executive Officers” (Institutional Investor), Cardoso is immediate past chairman of the Manufacturers Alliance for Productivity and Innovation (MAPI); on the U.S. Manufacturing Council; and on the board of the National Association of Manufacturers (NAM).

About Kennametal

Celebrating more than 75 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers seeking peak performance in demanding environments. The company provides innovative wear-resistant products, application engineering and services backed by advanced material science, serving customers in 60 countries across diverse sectors of aerospace, earthworks, energy, industrial production, transportation and infrastructure. With approximately 14,000 employees and nearly $3 billion in sales, the company realizes half of its revenue from outside North America, and 40% globally from innovations introduced in the past five years. Recognized among the “World’s Most Ethical Companies” (Ethisphere); “Outstanding Corporate Innovator” (Product Development Management Association); and “America’s Safest Companies” (EHS Today) with a focus on 100% safety, Kennametal and its foundation invest in technical education, industrial technologies and material science to deliver the promise of progress and economic prosperity to people everywhere.

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